                                                                            F-16
                                                                      Exhibit 12

                Computation of Ratio of Earnings to Fixed Charges

Year Ended December 31
--------------------------------------------------------------------------------
(In Thousands, Except Ratios)

                       SAFECO Corporation and Subsidiaries


                                                  1995          1994             1993          1992          1991
                                               ---------------------------------------------------------------------
Earnings:
     Income From Continuing Operations
         Before Income Taxes                   $ 513,800      $ 389,741      $ 576,937      $ 403,257      $ 317,314
     Total Fixed Charges Below                    88,561         74,072         63,552         67,761         73,994
     Less Interest Capitalized                      (294)          (831)        (1,381)          (154)           (30)
     Less Undistributed Loss
         from Unconsolidated Subsidiary              969            211            574            555            218
                                               ---------------------------------------------------------------------
              Total Earnings                   $ 603,036      $ 463,193      $ 639,682      $ 471,419      $ 391,496
                                               =====================================================================

Fixed Charges:
     Interest                                  $  84,243      $  69,346      $  58,790      $  64,097      $  70,797
     Interest Capitalized                            294            831          1,381            154             30
     Interest Portion of Rental Expense            3,194          3,050          2,768          2,855          2,595
     Amortization of Deferred Debt Expense           830            845            613            655            572
                                               ---------------------------------------------------------------------
              Total Fixed Charges              $  88,561      $  74,072      $  63,552      $  67,761      $  73,994
                                               =====================================================================

Ratio of Earnings to Fixed Charges                   6.8            6.3           10.1            7.0            5.3
                                               =====================================================================


                                  SAFECO Credit

                                                 1995       1994        1993        1992        1991
                                               -------------------------------------------------------
Earnings:
     Income Before Income Taxes                $13,300     $10,761     $10,190     $ 9,036     $ 9,489
     Total Fixed Charges Below                  41,854      30,721      26,056      26,800      30,700
                                               -------------------------------------------------------
              Total Earnings                   $55,154     $41,482     $36,246     $35,836     $40,189
                                               =======================================================

Fixed Charges:
     Interest                                  $41,772     $30,652     $25,918     $26,646     $30,516
     Interest Portion of Rental Expense             82          69         100         102         160
     Amortization of Deferred Debt Expense        --          --            38          52          24
                                               -------------------------------------------------------
              Total Fixed Charges              $41,854     $30,721     $26,056     $26,800     $30,700
                                               =======================================================

Ratio of Earnings to Fixed Charges                 1.3         1.4         1.4         1.3         1.3
                                               =======================================================